Exhibit 10.21

BIOMX INC.

2019 OMNIBUS LONG-TERM INCENTIVE PLAN

OPTION AGREEMENT

FOR OPTIONS GRANTED UNDER SECTION 102(b)(2)

OF THE ISRAELI INCOME TAX ORDINANCE

TO EMPLOYEES, OFFICERS OR DIRECTORS

AS 102 CAPITAL GAINS TRACK OPTION

Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the meaning ascribed to them in the BiomX Inc. 2019 Omnibus Long-Term Incentive Plan (including the Israeli Appendix thereto, the “Plan”).

This Option Agreement (the “Agreement”) includes the Notice of Option Grant attached hereto as Exhibit A (the “Notice of Option Grant”).

Definitions

“102 Capital Gain Track Award” means any Award granted by the Company to an Employee pursuant to Section 102(b)(2) or (3) (as applicable) of the Ordinance under the capital gain track.

“102 Award” means any Award intended to qualify (as set forth in the applicable Option Agreement) and which qualifies under Section 102, provided it is settled only in shares of Common Stock.

“102 Trustee Award” means, collectively, 102 Capital Gain Track Awards and 102 Ordinary Income Track Awards.

“Affiliate” means, for the purpose of 102 Trustee Award, an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

“Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options and Full Value Awards.

“Controlling Stockholder” means as to such term is defined in Section 32(9) of the Ordinance.

“ITA” means the Israeli Tax Authority.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, including the Rules and any other regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time.

An “Option” means an option that entitles the Participant to purchase Shares upon meeting the requirements under the Plan and this Agreement and providing an Exercise Price.

“Participant” means the holder of an outstanding Award.

“Required Holding Period” as defined in Section 3.5(a) of the Appendix.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean Section 102 of the Ordinance as amended.

“Shares” shall mean shares of Common Stock of the Company.

“Trust Agreement” means the agreement to be signed between the Company, an Affiliate and the Trustee for the purposes of Section 102.

“Trustee” means the trustee appointed by the Company’s Board of Directors and/or by the Committee to hold the Awards and approved by the ITA.

1.	Grant of Option.

The Compensation Committee of the Board of Directors of BiomX Inc. (the “Company”) hereby grants to the Participant, an Option to purchase the number of Shares set forth in the Notice of Option Grant, at the exercise price per Share set forth in the Notice of Option Grant (the “Exercise Price”), and subject to the terms and conditions of Section 102(b)(2) of the Ordinance, the Rules, the Plan, which is incorporated herein by reference, and the Trust Agreement. The Options are granted as a 102 Capital Gains Track Award. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. However, the Notice of Option Grant sets out specific terms for the Participant hereunder and will prevail over more general terms in the Plan and/or this Agreement, if any, or in the event of a conflict between them.

2.	Issuance of Option.

2.1 The Option will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant. Participant shall comply with the Ordinance, the Rules, and the terms and conditions of the Trust Agreement.

2.2 The Trustee will hold the Option or the Shares to be issued upon exercise of the Option for the Required Holding Period. It is acknowledged that as long as the Shares are held by the Trustee, the Trustee shall be the registered shareholder of the Shares, and hold such Shares for the benefit of the Participant. The Trustee shall vote the Shares in accordance with the instructions of the Board of Directors, or any individual designated by the Board of Directors for that purpose.

2.3 The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Share granted to him thereunder.

2.4 The Participant hereby confirms that s/he shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and particularly the Rules.

3.	Non-Transferability of Option and Shares.

3.1 Non-Transferability of the Option. The Option may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant, by the Participant only. The transfer of the Option is further limited as set forth in the Plan.

3.2 Non-Transferability of Shares. The transfer of the Shares to be issued upon exercise of the Option is limited as set forth in the Plan, the Company’s Certificate of Incorporation and By-laws (the “Company’s Charter Documents”) and in Section 6 below.

4.	Period of Exercise.

4.1 Term of the Option. The Option may be exercised in whole or in part once vested at any time for a period of ten (10) years from the Date of Option Grant unless otherwise explicitly stated in the Notice of Option Grant, subject to Section 4.2 below. The Date of Grant, the vesting dates and the dates at which the Option is exercisable are set out in the Notice of Option Grant.

4.2 Termination or Expiration of the Option. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(i)	the ten-year anniversary of the date in which the Option was granted (the “Grant Date”);

(ii)	if the Participant’s Termination Date occurs by reason of death or Disability (defined as a case where during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Company, is expected to have a duration of not less than 120 days), the one-year anniversary of such Termination Date;

(iii)	if the Participant’s Termination Date occurs for Cause (as determined by the Company), the Termination Date;

(iv)	if the Participant’s Termination Date occurs for any reason other than those listed in subsection (i), (ii), or (iii) of this Section 4.2, and unless set forth otherwise in the Notice of Option Grant, the 90-day anniversary of such Termination Date.

5.	Exercise of Option Award.

5.1 The Option, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in the form attached hereto as Exhibit B, or in such other form as the Company and/or the Trustee may from time to time prescribe, together with payment of the aggregate purchase price in accordance with the provisions of the Plan.

5.2 In connection with the issuance of Shares upon the exercise of the Option (or any part thereof), the Participant hereby agrees to sign any and all documents required by law and/or the Company’s Charter Documents and/or the Trustee.

5.3 After a Notice of Exercise has been delivered to the Company it may not be rescinded or revised by the Participant.

5.4 The Company will notify the Trustee of any exercise of Option as set forth in the Notice of Exercise. If such notification is delivered during the Required Holding Period, the Shares issued upon the exercise of the Option shall be issued in the name of the Trustee and held in trust on the Participant’s behalf by the Trustee. In the event that such notification is delivered after the end of the Required Holding Period, the Shares issued upon the exercise of the Option shall either (i) be issued in the name of the Trustee, subject to the Trustee’s prior written consent, or (ii) be transferred to the Participant directly, provided that the Participant first complies with the provisions of Section 7 below. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the Ordinance.

6.	Market Stand-Off.

In connection with any underwritten public offering by the Company of its equity securities, and if requested by the underwriters of such public offering, the Participant shall be obligated not, directly or indirectly to sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Option or Shares without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) will be in effect for such period of time following the date of the final prospectus for the offering as may be required by the underwriters. In the event of the declaration of a share dividend, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company will be entitled to require the Participant to execute a form of undertaking to this effect or impose stop-transfer instructions with respect to the Shares acquired upon the exercise of the Option until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 6.

7.	Taxes.

7.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Participant) relating to the Option or Shares issued upon exercise thereof, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Option granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Option or Shares held by on behalf of the Participant to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

7.2 THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTION OR TRANSFER OF THE SHARES.

8.	Securities Laws

8.1. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.2 Legends. Participant understands and agrees that to the extent Shares issuable upon exercise of options are not registered under the Securities Act of 1933, the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF THE APPLICABLE JURISDICTION, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION UNDER THE APPLICABLE SECURITIES LAWS OF SUCH JURISDICTION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS.

9.	Adjustments upon Certain Transactions

In the event of corporate transactions, the provisions of Section 3.2 of the Plan will apply, unless otherwise explicitly provided in the Notice of Option Grant.

10.	Data Privacy

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company, the Trustee and their parent, subsidiaries and affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Participant is not obligated under law to provide any information or consent to the collection, use and transfer of any Data. However, without such consent participation in the Plan may not be possible. Participant understands that the Company may hold, collect and produce certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including the Trustee. Participant understands that the recipients of the Data may be located in Israel, the United States of America, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant hereby authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, including further transfers, for the purpose of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be necessary or appropriate to the Trustee, a broker, escrow agent or other third party with whom the Shares acquired upon exercise of the Option may be deposited.

11.	Miscellaneous.

11.1 Continuance of Employment. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as a service provider at the will of the Company (or its Affiliate) (not through the act of being hired, being granted this Option or acquiring Shares hereunder). Participant further acknowledges and agrees that in the event that Participant incurs a Termination Date prior to the final vesting date, the unvested portion of his/her Option shall not vest and shall not become exercisable. Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, shall not interfere in any way with Participant’s right or the right of the Company or its Affiliate to terminate Participant’s relationship as a service provider at any time, with or without cause, and shall not constitute an express or implied promise or obligation of the Company to grant additional Option to Participant in the future.

11.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles, except that applicable Israeli laws, rules and regulations (as amended), including the Ordinance, shall apply to any mandatory tax matters arising hereunder.

11.3 Entire Agreement. This Agreement, together with the Notice of Option Grant, the Plan and the Trust Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, the Notice of Option Grant or the Plan.

11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

*             *             *

By the signature of the Participant and the signature of the Company’s representative below, Participant and the Company agree that the Option is granted under and governed by (i) this Option Agreement, (ii) the Plan, a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Ordinance and the Rules, and (iv) the Trust Agreement, a copy of which has been provided to Participant or made available for his/her review. Furthermore, by Participant’s signature below, Participant agrees that the Option will be issued to the Trustee to hold on Participant’s behalf, pursuant to the terms of the Ordinance, the Rules and the Trust Agreement.

In addition, by his signature below, Participant confirms that he is familiar with the terms and provisions of Section 102, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Trustee to release the Option or Shares to him, or to sell the Option or Shares to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law.

In Witness Whereof, the Company has caused this Option Agreement to be executed by its duly authorized officer and the Participant has executed this Option Agreement as of the Date of Grant.

BiomX Inc.		Participant

By:
Name: Jonathan Solomon
Title: Chief Executive Officer

EXHIBIT A

Notice of Option Grant

Dear ________________:

I am pleased to inform you that the Compensation Committee of the Board of Directors of BiomX Inc. (the “Company”) has decided to grant you the following option to purchase shares of Commons Stock of the Company, par value USD 0.0001 per share, subject to the terms and conditions of the BiomX Inc. 2019 Omnibus Long-Term Incentive Plan (including the Israeli Appendix thereto, the “Plan”) and the Option Agreement, as follows:

Type of Option:	Section 102 – Capital Gains Track
Total Number of Shares covered by this Option Grant:
Exercise Price Per Share:	USD
Date of Option Grant:
Option Expiration Date:	10 Years from Date of Option Grant
Vesting Commencement Date
Vesting Schedule:

25% of the shares subject to the Option covered by this grant shall vest on the first anniversary of the Vesting Commencement Date. Thereafter, the shares subject to the Option shall vest in 12 equal quarterly installments (every 3 months), each equal substantially to 6.25% of the shares subject to the Option granted herein, over three years.

All vesting is subject to the Participant continuing to be an employee of the company on such vesting date.

Special Terms (if any):	See below

Special Terms (double trigger acceleration):

In the event of a Qualifying Termination (as such term is defined below) the Option shall immediately and fully accelerate and become fully vested.

The term “Qualifying Termination” shall mean a Termination Date that occurs within the twelve (12) month period following the occurrence of a Change in Control as a result of an involuntary termination without Cause or a voluntary termination with Good Reason.

The term “Cause” shall mean: (i) the Participant’s conviction of, or plea of guilty or no contest to, a felony, fraud or any crime involving moral turpitude; (ii) a material breach of the Participant’s fiduciary duties towards the Company or any Related Company, including theft, embezzlement, or self-dealing, (iii) engagement in competing activities, or a material breach of the Participant’s confidentiality and non-disclosure obligations towards the Company or any Related Company, or (iv) any other circumstance under which severance pay (or part of them) may be denied from the Participant upon a termination of employment under Israeli law.

The term “Good Reason” shall mean the Participant’s resignation from employment within forty-five (45) days after the occurrence, without his or her written consent, of any of the following events if such event is not cured by the Company within the period described below; provided, however, that the Participant must give written notice to the Company within fifteen (15) days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have ten (10) days to cure after such notice; (i) a material diminution in Participant’s authority, responsibilities or reporting lines (following such Change in Control), (ii) a reduction by the Company in the total compensation that the Participant is eligible to earn provided that an across-the-board reduction in the salary made in the same proportion to other similarly situated Participants shall not constitute such a reduction; (iii) the Company or a Related Company commits a material breach of the employment agreement of the Participant, if applicable, or (iv) the Company requires the Participant to move his or her primary place of employment to a location more than eighty kilometers from his or her primary place of employment as of the date of the Change in Control.

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Plan or the Option Agreement, as applicable. The terms and conditions governing your grant are set forth in the Plan and Option Agreement. This grant is contingent upon your execution of the Option Agreement.

Congratulations.

Yours truly

BiomX Inc.

EXHIBIT B

NOTICE OF EXERCISE

BiomX Inc.

Attention: [Chief Financial Officer/ Chief Executive Officer]

1. Option. I have been granted an option (the “Option”) to purchase Shares of BiomX Inc. (the “Company”) pursuant to the BiomX Inc. 2019 Omnibus Long-Term Incentive Plan (including the Israeli Appendix thereto, the “Plan”), the Notice of Option Grant (the “Notice”) and Option Agreement (the “Option Agreement”), as follows:

Date of Option Grant:	[_____]
Number of Shares subject to the Option:	[_____]
Exercise Price per Share:	US$

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are vested in accordance with the Notice and the Option Agreement:

Total Number of Shares Purchased:	[_____]
Total Exercise Price (Total Shares X Price Per Share):	US$

3. Payments. Enclosed is the payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

Cash:	US$/NIS
Check:	US$/NIS Circle the appropriate currency of actual payment

4. Tax Withholding. I explicitly acknowledge Section 7 of the Option Agreement, with respect to its bearing of any tax consequences in connection to the Option, and the exercise thereof, and without limitation hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding obligations of the Company, if any, in connection with the Option, all as more completely described in the Option Agreement and Plan.

5. Participant Information.

Participant’s address is:	[_____]

Participant’s ID Number is:	[_____]

6. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Option Agreement and the Trust Agreement between the Company and the Trustee, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

7. Transfer. I ACKNOWLEDGE THAT THE TRANSFER OF THE SHARES IS SUBJECT, AMONG OTHER THINGS, TO THE APPLICABLE RESTRICTIONS PROVIDED BY THE PLAN AND THE COMPANY’S CHARTER DOCUMENTS, AND PARTICULARLY THOSE RESTRICTIONS IMPOSED IN THE FRAMEWORK OF SECTION 102(B)(2) OF THE ISRAELI TAX ORDINANCE ASAMENDED FROM TIME TO TIME.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice of Option Grant and the Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)
Print Name
Dated:
Receipt of the above is hereby acknowledged.
BiomX Inc.

By:
Title:
Date: